                                                                    EXHIBIT 10.3


                             AMENDED AND RESTATED

                               SUPPLY AGREEMENT


     This Amended and Restated Supply Agreement, dated October 29, 1992 (this "Agreement"), by and between Sysco Corporation, a Delaware corporation (hereinafter referred to as "Sysco") and American Italian Pasta Company, a Delaware corporation (hereinafter referred to as "AIPC").


                                      1


                                   Recitals

     1.1 AIPC operates a durum mill and pasta plant in Excelsior Springs, Missouri (together hereinafter referred to as the "Plant").

     1.2 Sysco has marketed and distributed pasta supplied to it by AIPC pursuant to that certain Supplier Agreement by and between AIPC and Compton Foods Association, predecessor in interest to Sysco, dated August 1, 1986 (as amended on April 2, 1987, the "Initial Agreement").

     1.3 Sysco desires to continue to market and distribute pasta supplied to its operating companies and divisions ("Operating Companies") by AIPC in accordance with the terms hereof and AIPC desires to continue to supply pasta to Sysco for foodservice distribution at a price and in amounts sufficient to insure Sysco a readily available, cost competitive and high quality source of pasta in accordance with the terms hereof.

     1.4 Sysco proposes to continue to make all Sysco brand pasta sales opportunities available through it to AIPC in accordance with the terms hereof.

     1.5 Sysco and AIPC desire to amend and restate the Initial Agreement as hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AIPC and Sysco agree as follows:




* CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE REDACTED MATERIAL HAS BEEN INDICATED WITH AN ASTERISK AND FILED SEPARATELY WITH THE COMMISSION.

                       Purchases and Sales of Products

     2.1 Products Purchased. AIPC shall manufacture at the Plant and sell to Sysco and Sysco shall purchase from AIPC, those pasta products set forth on
Exhibit 2.1 attached hereto (the "Products").  The parties hereto may amend
Exhibit 2.1 from time to time to add or delete Products as mutually acceptable to Sysco and AIPC. AIPC shall maintain an inventory of Products sufficient to assure that Sysco's orders hereunder will be supplied in the ordinary course of business and consistent with past practice under the Initial Agreement.

     2.2 Pricing. All Products sold to Sysco hereunder shall be sold at a price based on Total Cost to be established pursuant to Section 2.2.2 hereof. For purposes of this Agreement, "Total Cost" means the sum of (i) Raw Materials Costs, (ii) Packaging Costs, (iii) Direct Labor and Factory Overhead, (iv) Direct Sales and Marketing Costs, (v) Depreciation and Distribution Costs, and
(vi) Allocable Administration and Financing Costs.

         2.2.1 Definitions - The following definitions shall apply in determining Total Cost:

                (a) "Raw Materials Cost" means the actual delivered cost to AIPC of the ingredients used to manufacture the Products, including but not limited to semolina, first clear flour, egg powder, spinach powder, tomato powder and enrichments. The cost of semolina shall be calculated in accordance with Exhibit 2.2.1(a).

                (b) "Packaging Costs" means the actual delivered cost to AIPC of materials consumed in packaging the Products including packaging film, bags, cases, boxes, liners, stretch wrap, pallets, ink, glue, tape and slip sheets.

                (c) "Direct Labor and Factory Overhead" means the actual cost of labor, utilities, supplies and repairs, spare parts, sanitation, quality control, maintenance, security, uniforms and laundry, plant supervision and other factory overheads allocable to the manufacture of Products purchased by Sysco hereunder.

                (d) "Direct Sales and Marketing Costs" means (i) actual expenses of payroll, payroll taxes, fringe benefits and reasonable and necessary travel and entertainment expenses for the AIPC employees which Sysco and AIPC mutually agree will be devoting their efforts to selling Products to Sysco and (ii) all promotional expenses and allowances paid to or on behalf of Sysco or its Operating Companies for the purpose of promoting the sale of Products by Sysco to its customers. Direct Sales and Marketing Costs may be adjusted from time to time by mutual agreement.

                (e) "Depreciation and Distribution Costs" means (i) actual depreciation expenses of AIPC's buildings and improvements, milling equipment, pasta production and packaging equipment, warehouse equipment and office furnishings and equipment and (ii) expenses of warehousing Products including payroll, payroll taxes and fringe benefits for warehouse personnel and warehouse rent and utility charges, in each case as allocable to Products purchased by Sysco hereunder.


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


                (f) "Allocable Administrative Financing Costs" means *

          2.2.2 Pricing Procedures - In accordance with past practice, prior to the begining of each Contract Year (as defined in Section 5.1), the parties will meet to discuss and review all of the components of Total Cost and * the Total Cost of each Product to be utilized for pricing during that Contract Year based on the Total Cost of such Product during the Contract Year then ending except as otherwise provided in Section 2.2.4 regarding allocable
Administrative and Financing Costs. *

          Notwithstanding the foregoing, Raw Materials Costs and Packaging Costs will be adjusted each January 1 during the term hereof to reflect changes in the components of such costs effective upon written notice of adjustment to Sysco. In addition, Raw Materials Cost may be adjusted at other times, effective upon thirty (30) days prior written notice to Sysco, in the event of
*.

          2.2.3  Basis of Allocation of Costs - *

          2.2.4 Maximum Range of Certain Costs - The parties' experience under the Initial Agreement has been that Allocable Administrative and Financing Costs have comprised approximately *% of Total Costs. The parties agree that Allocable Administrative and Financing Costs will be established at *% of the Total Cost provided that in no event will Allocable Administrative and Financing Costs be less than * per pound or more than * per pound during the term of this Agreement or any extension thereof.

          2.2.5 Audit Privilege - Sysco shall have the right, at its expense, to inspect and audit all records of AIPC, including without limitation supplier's invoices and freight bills, in connection with the performance of AIPC hereunder and the determination of Total Cost.

          2.2.6 Freight - In the calculation of Total Cost, Sysco shall obtain the benefit of all rights accruing to AIPC under any transportation or freight agreement, including the rates provided for in any such agreement covering the shipment of Products from the Plant to other destinations or the shipment of packaging materials or raw materials to the Plant.

          2.2.7 Pavment Terms - Sysco shall make payments to AIPC for Products supplied to Sysco by AIPC within * after receipt of an invoice therefor.

     2.3  Exclusive Supplier to Sysco.  Except for sales pursuant to Section
2.5 of this Agreement, during the term hereof AIPC shall not act as a supplier or seller of pasta or Products to any business other than Sysco in the United States, Canada and Mexico that operates as, or sells to, institutions (such as restaurants, hospitals and schools) which provide food for consumption away from home ("Foodservice Business"). AIPC may sell pasta and/or Products (i) to a business that sells food at retail (such as *) ("Retail Business") or that sells or distributes products to the Retail Business (such as *) or (ii) to industrial ingredient food processors who use pasta in their finished product.

     2.4 Exclusive Right to Market Sysco Label Pasta. AIPC shall have the exclusive right to market Products bearing a Sysco label through Sysco in the United States, Canada and Mexico, provided that (i) AIPC maintains the quality of such Products and supplies them at a competitive price (based upon prices available in long term arrangements and taking into consideration the costs associated with the multi-colored packaging and box designs which have been designed by Sysco and AIPC) and (ii) AIPC provides a continuous source of supply of Products to Sysco, it being understood that in the event of an interruption in AIPC's production, AIPC shall be permitted to utilize other sources of supply as approved in writing in advance by Sysco. Nothing in this Section 2.4 shall be construed as obligating AIPC to sell Products to Sysco at less than the price provided for in Section
2.2 or to utilize such alternative sources of supply as approved by Sysco, unless AIPC elects to do so in order to maintain its exclusive rights under this Section 2.4.

     2.5 Direct Sales to Certain Sysco Customers. The parties acknowledge that certain Foodservice Business customers (including the military, universities and major restaurant chains) may insist upon purchasing directly from a manufacturer. In those situations, AIPC shall be permitted to sell Products directly to such Foodservice Businesses and AIPC shall use Sysco Operating Companies as AIPC's exclusive agent in connection with such direct sales. The Operating Companies will be compensated for acting as agent on such sales by the payment of a fee in the amount of * unless otherwise mutually agreed by the parties.

     2.6 Sysco Orders; Billing. Sysco, on behalf of the Operating Companies, shall order directly from AIPC for all purchases hereunder. Such orders shall be placed at least * business days prior to the requested shipment date during the first Contract Year, * business days prior to the requested shipment date during the second Contract Year, * business days during the third Contract Year and * business days during the fourth Contract Year and thereafter during the term of this Agreement or any extension thereof. Sysco may, for special orders, request a shorter delivery date, and AIPC will use reasonable, good faith efforts to meet such special delivery date(s). Billing by AIPC shall be directly to Sysco, irrespective of which Operating Company is the recipient of the respective order(s).

     2.7 Labeling. AIPC agrees to use such labeling on the pasta ordered by Sysco as are supplied to AIPC by Sysco or obtained by AIPC in accordance with the instructions and guidelines of Sysco.

     2.8 Purchase of Pasta Not Manufactured by AIPC. At the current time, AIPC does not manufacture certain types of pasta such as * and * ("Other Pasta"). Sysco will permit AIPC to purchase Other Pasta for resale to Sysco under the Sysco label. AIPC will have the exclusive right to market Other Pasta bearing a Sysco label through Sysco in the United States, Canada and Mexico, provided that (1) the quality of Other Pasta is acceptable to Sysco in its reasonable judgement and (2) AIPC is willing to sell Other Pasta to Sysco at a price which is comparable to a price for Other Pasta of similar quality and packaging and in similar quantities as is available to Sysco from one or more third parties. The price for Other Pasta shall be established from time to time. The provisions of this Agreement other than Sections 2.2.1, 2.2.2, 2.2.3, 2.2.4 and
2.4 shall apply to purchases of Other Pasta.


                                      3


                           Marketing and Promotion



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

     3.1 Marketing and Promotional Activities of Sysco. Sysco shall use reasonable, good faith efforts to sell Products and Other Pasta to Sysco's existing Foodservice Business customers in the United States, Canada and Mexico in accordance with necessary and appropriate marketing and promotional practices. Subject to Sections 3.2 and 3.3 hereof, Sysco shall bear all expenses incurred in connection with all such marketing and promotional activities engaged in by Sysco.

     3.2 Marketing and Promotional Activities of AIPC. AIPC shall continue to cooperate with Sysco in developing Sysco's pasta marketing program in the United States, Canada and Mexico. AIPC and Sysco shall agree in writing upon the level of sales, marketing and promotional activities and expenses to be provided by AIPC and included in Direct Sales and Marketing Costs.

     3.3 Special Promotional Activities.  The parties agree that, within thirty
(30) days following the commencement of each calendar quarter during the term hereof, AIPC will contribute to Sysco an amount equal to * per pound of the prior calendar quarter's gross tonnage of Products and Other Pasta sold by AIPC to Sysco hereunder which shall be used by Sysco solely to promote the sale of Products and Other Pasta by Sysco and its Operating Companies.


                                      4


                     Warranties, Covenants and Agreements

     4.1 Warranty as to Purchased Products. AIPC warrants that each Product will meet the specifications for such Product set forth in Exhibit 4.1. If AIPC supplies Other Pasta to Sysco pursuant to Section 2.8 of this Agreement, AIPC warrants that Other Pasta will meet the mutually agreed specifications for such pasta. AIPC further warrants that the Products and Other Pasta delivered to Sysco hereunder, as of the date of delivery to the Operating Company (a) will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act"), (b) will not be an article which cannot be introduced into interstate commerce under the provisions of Section 404 and 505 of the Act, and (c) will be in material compliance with all applicable federal, state and local laws.

     4.2 Covenants.

     4.2.1 Compliance with Laws - AIPC agrees that its Plant shall be operated in material compliance with all applicable codes, laws, statutes, regulations and ordinances, whether federal, state or local including, without limitation, all environmental, health or safety laws. AIPC will promptly notify Sysco of any notices or proceedings arising out of the nonconformity or noncompliance with respect to any matters addressed in this Section 4.2.1 and AIPC will promptly cure or have dismissed with prejudice any such actions or proceedings to Sysco's reasonable satisfaction.

     4.2.2 Permits and Licenses - During the term of this Agreement, AIPC agrees to maintain in place all permits and licenses reasonably necessary for the operation by AIPC of the Plant and shall otherwise comply with any and all laws, ordinances, rules and regulations of any governmental unit or agency having jurisdiction related in any way to the use or


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

occupancy of the Plant by AIPC, including, without limitation, the United States Department of Agriculture.

     4.2.3 Repairs and Operation - AIPC agrees to operate the Plant in a commercially reasonable manner, to keep the Plant in good repair in accordance with reasonable standards of operation and good manufacturing practices of the United States Food and Drug Administration.

     4.2.4 Inspections - Upon reasonable notice to AIPC, Sysco's employees and representatives shall have the right of full access to the Plant during normal business hours during the term of this Agreement.


                                      5


                              Term of Agreement

     5.1 Initial Term. Subject to the provisions of Article 5 hereof, this Agreement shall become effective on July 1, 1993, and expire June 30, 1997. The period from July 1, 1993 through June 30, 1994, and each successive twelve (12) month period during the term hereof (as it may be extended) is hereinafter referred to as a "Contract Year".

     5.2 Termination in Event of Default or Bankruptcy. Either party may terminate this Agreement, prior to the expiration of the term hereof, upon
(i) the other party's failure to cure any default hereunder within ninety
(90) days of receipt of written notification of such defaults or (ii) the filing of any petition in bankruptcy or the commencement of any proceeding relating to the relief or readjustment of indebtedness, either through reorganization or otherwise, by or against the other party.

     5.3 Termination by Sysco. This Agreement may be terminated by Sysco upon substantial casualty to or condemnation of the Plant.

     5.4 Extension of Term. Sysco shall have the option to extend the term of this Agreement for three (3) successive terms of three (3) Contract Years each, upon six (6) months written notice prior to the expiration of the then current term, subject to the condition that Sysco does not knowingly manipulate the volume of purchases by Sysco under this Agreement in the third Contract Year of the then current term to less than the average volume of purchases during the first two Contract Years of the then current term.


                                      6


                        Indemnification and Insurance

     6.1 Indemnification by AIPC. AIPC shall defend, indemnify and hold harmless Sysco, the Operating Companies and their respective employees, officers, directors and customers (individually an "Indemnitee") from all actions, suits, claims and proceedings ("Claims"), and any judgments, damages, fines, costs and expenses, including reasonable attorneys' fees resulting therefrom (and Indemnitee shall notify AIPC promptly of the service of process or receipt of actual notice of any Claim):


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

     6.1.1 brought or commenced by federal, state or local governmental authorities against any Indemnitee alleging that any Products or Other Pasta sold by AIPC to or on the order of Sysco or an Operating Company hereunder did not, as of the date of delivery, meet the representations set forth in Section
4.1 above; or

     6.1.2 brought or commenced by any person or entity against any Indemnitee for recovery of damages for the injury, illness and/or death of any person or damage to property, in either case, arising out of or alleged to have arisen out of (i) the delivery, sale, resale, use or consumption of any Products or Other Pasta delivered to Sysco hereunder, or (ii) the negligent acts or omissions of AIPC; provided, however, that AIPC's indemnification obligations hereunder shall not apply to the extent that Claims are caused by the negligence of an Indemnitee.

     6.2 Indemnification by Sysco. Sysco shall defend, indemnify and hold harmless AIPC and its employees, officers and directors from and against any and all claims and liabilities, including costs, expenses and reasonable attorneys fees incurred in connection with the defense of any such claims, arising out of (i) Sysco's marketing efforts pursuant hereto, or (ii) the misuse or adulteration of any Pasta or Other Products by Sysco or an Operating Company.

     6.3 Insurance. AIPC shall maintain in effect insurance coverage with reputable insurance companies covering worker's compensation and employers' liability, automobile liability, comprehensive general liability, including product liability and excess liability, all with limits described in Exhibit
6.3. AIPC shall furnish a certificate evidencing the obligation of its insurance carriers not to cancel or materially amend such policies without thirty (30) days prior written notice to Sysco. In addition, Sysco shall be named as an additional insured with respect to the comprehensive general product, automobile and excess liability coverages specified herein using the Insurance Services Office form CG 2026.


                                      7


                                  Assignment

     7.1 Assignment. This Agreement shall not be assignable by AIPC or Sysco without the written consent of the other party, including any assignment by operation of law occurring as the result of any foreclosure of the Plant or any material component thereof by any person having a security interest or mortgage therein, and any attempted assignment in violation of this provision shall be void and unenforceable.

     7.2 Binding Effect. Subject to Section 7.1, this Agreement and the rights and obligations of the parties hereto shall be binding upon and shall insure to the benefit of such parties and their successors and permitted assigns.


                                      8


                                Miscellaneous

     8.1 Entire Agreement. This instrument constitutes the entire agreement between AIPC and Sysco and it expressly supersedes all other prior oral or written negotiations, agreements,



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

understandings or course of conduct between the parties with respect to the subject matter hereof including, without limitation, the Initial Agreement.

     8.2 Amendment. This Agreement shall not be amended, altered or changed except by a written instrument executed by the parties hereto or their permitted assignees, if any.

     8.3 Waiver. Any waiver by either party hereto of an obligation on the part of the other party shall be ineffective unless in writing and shall not be deemed to be a waiver of any other future obligation or performance.

     8.4 Severability. In the event that any provision hereof is found by a court of competent jurisdiction to be unenforceable, such unenforceability shall not affect the binding nature of the balance of the Agreement and the remaining provisions shall be given effect, to the extent possible, as if the unenforceable provision had not been included herein.

     8.5 Governing Law. This Agreement and the rights and obligations of the parties hereunder, shall be construed in accordance with the law of the State of Delaware.

     8.6 Notices. The notices to be given hereunder shall be given in writing, by (i) certified mail, postage prepaid, (ii) by reputable overnight courier service, (iii) by facsimile transmission, or (iv) personal delivery, and addressed in each case as follows, or to such other address as the parties may designate by written notice under this Section 8.6:


            If to Sysco:  Sysco Corporation
                          1390 Enclave Parkway
                          Houston, TX 77077-2099
                          ATTN:  Senior Vice President - Procurement
                          Telephone:  (713) 584-1390
                          Telefax:  (713) 584-4070

                          Copy to:

                          Sysco Corporation
                          1390 Enclave Parkway
                          Houston, TX 77077-2099
                          ATTN:  General Counsel
                          Telephone:  (713) 584-1390
                          Telefax:  (713) 584-2510

            If to AIPC:   American-Italian Pasta Company
                          1000 Italian Way
                          Excelsior Springs, MO 64024
                          ATTN:  President
                          Telephone:  (816) 637-6400
                          Telefax:  (816) 637-6416




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

Notices shall be effective (i) three (3) days after deposit in the mail if given by certified mail, (ii) the next business day following deposit with a courier if given by courier, (iii) when received if given by facsimile transmission or personal delivery.

     8.7 Force Majeure. Subject to Section 2.4 hereof, the obligations of the parties hereto, and of their permitted assigns, except the obligation to pay monies when due, shall be subject to all acts of God; riots, insurrections; federal and state laws, orders, rules and regulations; interference by civil, military or naval authorities; governmental actions; accidents; storms, fire or other casualty; and other similar events of force majeure which are beyond the reasonable control of the party obligated to perform, and such performance obligation shall be suspended during the period of such force majeure; provided that any such force majeure shall not operate to extend the term hereof. If force majeure extends for more than * , then either party may terminate this Agreement.

     8.8 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or by any third parties as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of buyer and seller.

     8.9 Past Practice. Whenever this Agreement refers to "past practice" as in references to treatment consistent with past practice, such reference is to the past practice of the parties under the Initial Agreement.

     8.10 *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                    SYSCO CORPORATION


                                    By:  /s/ James A. Schlindwein
                                       -----------------------------------
                                         James A. Schlindwein
                                         Executive Vice President -
                                         Procurement




                                    And: /s/ Richard J. Schnieders
                                       -----------------------------------
                                         Richard J. Schnieders
                                         Senior Vice President -
                                         Procurement

                                    AMERICAN ITALIAN PASTA COMPANY


                                    By:  /s/ Timothy S. Webster
                                       -----------------------------------
                                         Timothy S. Webster
                                         President and CEO

                              [SYSCO LETTERHEAD]


                              December 13, 1996




Mr. Timothy Webster
President & Chief Executive Officer
American Italian Pasta Company
1000 Italian Way
Excelsior Springs, Missouri 64024


Dear Tim:

In accordance with Section 5.4 of the Amended and Restated Supply Agreement dated, October 29, 1992 (the "Agreement"), SYSCO Corporation hereby executes its option to extend the Agreement for a period of 3 years. The extension will begin on July 1, 1997, and will run through June 30, 2000. We believe that the Agreement has served both SYSCO and AIPC well over the years and see no reason to make any substantive changes at this time.

We understand that AIPC will prepare and forward for our approval an Amended
Exhibit 2.1, containing an updated product listing. Any additional amendments to the Agreement that become necessary over time will be handled through addendums as they have in the past.

I know that you believe as I do that there is still significant growth for SYSCO brands in food service pasta. We look forward to working with AIPC to capture a larger share of the pasta market.

Sincerely,

/s/ W. Michael Smith

W. Michael Smith
Vice President of Merchandising, Grocery Products

cc: Richard J. Schnieders